Item 77C

Scudder Medium Term Tax Free Fund, a series of SCUDDER TAX FREE TRUST

The Proxy Statement on Schedule 14A for Scudder Medium Term Tax Free Fund, a series of Scudder Tax Free Trust (File No. 811-3632) is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on February 22, 2002.